Exhibit 99.1

GulfMark Offshore Announces

Third Quarter 2013 Operating Results

HOUSTON, October 22, 2013 — GulfMark Offshore, Inc. (NYSE: GLF) today announced its results of operations for the three- and nine-month periods ended September 30, 2013. For the third quarter ended September 30, 2013, revenue was $121.8 million and net income was $32.3 million, or $1.23 per diluted share. The quarterly results include a gain of $6.0 million ($0.23 per diluted share) related to the sale of three vessels, and earnings before this special item was $1.00 per diluted share.

Quintin Kneen, President and CEO, commented, “We are pleased to report our best quarter in over four years. The steady strengthening of utilization has allowed the industry to continue to increase the average day rate, but we still need additional improvements in the rate to justify the through-the-cycle return on our investment in these high-end vessels.

“During the third quarter, we took delivery of the first four vessels in our 11-vessel new build program. Another vessel was delivered just last week in Italy and is en route to the UK. All of these vessels will be in the North Sea market; two of which are on term contracts, while three will be operating in the spot market. We anticipate that all of these vessels will operate at rates above our through-cycle target return after the normal multi-week introductory period. We continue to progress with our second vessel-enhancement program in the U.S. Gulf of Mexico, the 260-class stretch program, with the first completed vessel going on hire upon its completion earlier this month, and another forecasted to be completed in the middle of the fourth quarter.

“Our next vessel deliveries will be in the first quarter of 2014, when we will take delivery of the first U.S.-built PSV in our new build program, the second Arctic class vessel in Norway, and the second of our Italian-built PSVs for the U.K. market. This reflects a delay in the delivery of some of our vessels, but overall we are pleased with the quality and progress of the new build program.

“We sold three of our older PSVs during the third quarter. We will lose revenue and operating income from the sale of these vessels in the near-term, however, we believe the value we received is adequate compensation and allows us to continue our ongoing strategy to maintain a young, high-margin, technologically advanced fleet. We will continue to look for acceptable sales opportunities to divest our older and non-core vessels.

“Although we anticipate the typical seasonal slowdown in the North Sea over the next two quarters, we remain optimistic about 2014. We are tightening our previous revenue guidance within the range provided on our last earnings call, and we now anticipate full-year 2013 revenue to be between $450 and $455 million, and we anticipate that revenue for the fourth quarter will be between $120 and $125 million.”

GulfMark Offshore, Inc.

Press Release

October 22, 2013

Consolidated Third Quarter Results

Consolidated revenue for the third quarter of 2013 was $121.8 million, an increase of 9%, or $10.5 million, from the second quarter of 2013. The sequential increase in quarterly revenue was largely the result of the increase in the average day rate in all three operating regions, and an increase in utilization in both the North Sea and Southeast Asia. Consolidated operating income was $40.4 million, up $23.5 million from the second quarter amount. The sequential increase in quarterly operating income was a combination of the aforementioned increase in revenue combined with a decrease in drydock and general and administrative expenses, offset by an increase in direct operating expenses related to the new vessel additions. Also contributing to the increase in operating income was the net gain on sale of the three PSVs.

Regional Results for the Third Quarter

In the North Sea region, revenue was $51.1 million, up $8.4 million, or 20%, from the second quarter. During the quarter the Company delivered three PSVs which had a major effect on the increase in revenue. The average day rate for the region increased 13% and utilization increased 4 percentage points from the second quarter, which also contributed significantly to the increase in revenue.

Revenue in the Southeast Asia region was $18.8 million, an increase of approximately $2.1 million, or 13%, from the second quarter amount. The increase in revenue was due to an 8 percentage point increase in utilization and a 2% increase in the average quarterly day rate. These increases reflect the effects of the ongoing management turnaround as well as market improvements for the region. Even though the market is driven by short-term contracts, the Company anticipates steady improvement in utilization and day rates in the coming quarters.

Revenue for the Americas region was $51.9 million, which was consistent with the second quarter amount. The utilization rate fell 3 percentage points compared to the previous quarter; however the average day rate increased by 3%. The drop in utilization was impacted by our vessel stretch program, which will continue to impact utilization for the remainder of the year. The continued strength in the Americas region is being driven mainly by drilling activity in the U.S. Gulf of Mexico sub-region. Utilization, and average day rates, in the U.S. Gulf of Mexico remained strong, and the Company anticipates continued strength in the area in the coming quarters.

Consolidated Operating Expenses for the Third Quarter

Direct operating expenses for the third quarter were $55.2 million, an increase of $1.9 million compared to the second-quarter amount of $53.4 million. The increase was due mainly to wage increases enacted at the beginning of the quarter in the Americas offset by slightly lower repairs and maintenance expense. The Company anticipates that direct operating expenses for the fourth quarter will be $56 million. The increase during the fourth quarter is due to new vessel deliveries. The Company performed six drydocks during the quarter, for a total drydock expense of $2.4 million. The Company now anticipates annual drydock expense for 2013 to be $23.0 million, with $2.8 million forecasted for the fourth quarter. Consolidated general and administrative expenses were $13.5 million for the third quarter, in line with the Company’s quarterly run rate guidance. The Company continues to anticipate the average quarterly run rate for the fourth quarter to be $13.5 million.

GulfMark Offshore, Inc.

Press Release

October 22, 2013

Liquidity and Capital Commitments

Cash provided by operating activities was $45.6 million in the third quarter of 2013. Cash on hand at September 30, 2013 was $38.2 million, and no amount was drawn on the revolving credit facilities. Total debt at September 30, 2013, was $500.9 million, and debt, net of cash on hand, was $462.7 million.

Capital expenditures during the third quarter totaled $87.2 million, which included $76.6 million for the construction of new vessels. As of September 30, 2013, the Company had approximately $125.0 million of remaining capital commitments related to the construction of seven vessels. Anticipated progress payments over the next three calendar years are as follows: $29.0 million remaining in 2013; $86.0 million in 2014; and $10.0 million in 2015. The Company expects to fund these commitments from cash on hand, cash generated by operations, and borrowings under the revolving credit facilities.

Conference Call/Webcast Information

GulfMark will conduct a conference call to discuss earnings with analysts, investors and other interested parties at 9:00 a.m. Eastern time on Wednesday, October 23, 2013. To participate in the teleconference, investors in the U.S. should dial 1-888-317-6003 at least 10 minutes before the start time and when prompted, enter the conference passcode 9205167. Canada-based callers should dial 1-866-284-3684, and international callers outside of North America should dial 1-412-317-6061. The webcast of the conference call also can be accessed by visiting our website, www.gulfmark.com. An audio file of the earnings conference call will be available on the Company’s website approximately two hours after the end of the call.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving major offshore energy markets in the world.

Contact:	Michael Newman
Investor Relations
E-mail:	Michael.Newman@GulfMark.com
(713) 963-9522

GulfMark Offshore, Inc.

Press Release

October 22, 2013

Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues are based on our forecasts for our existing operations. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the price of oil and gas and its effect on offshore drilling, vessel utilization and day rates; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delays or cost overruns on construction projects, and other material factors that are described from time to time in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved. These forward-looking statements speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GulfMark Offshore, Inc.

Press Release

October 22, 2013

Operating Data (unaudited)	Three Months Ended			Nine Months Ended
(in thousands, except per share data)	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012

Revenue	$121,802	$111,348	$101,867	$330,038	$294,186
Direct operating expenses	55,201	53,352	48,778	161,690	146,433
Drydock expense	2,444	9,174	9,515	20,178	23,350
General and administrative expenses	13,522	16,745	14,389	41,217	38,501
Depreciation and amortization expense	16,252	15,025	14,697	46,447	44,576
(Gain) loss on sale of assets	(6,001)	126	(3,919)	(5,875)	(8,744)
Impairment charge	-	-	859	-	859
Operating Income	40,384	16,926	17,548	66,381	49,211

Interest expense	(5,106)	(5,262)	(4,331)	(16,749)	(18,036)
Interest income	34	38	64	129	229
Loss on extinguishment of debt	-	-	(187)	-	(3,828)
Foreign currency gain (loss) and other	(598)	(949)	539	(1,034)	(474)
Income before income taxes	34,714	10,753	13,633	48,727	27,102
Income tax benefit (provision)	(2,425)	(897)	(627)	(3,711)	(2,941)
Net Income (Loss)	$32,289	$9,856	$13,006	$45,016	$24,161

Diluted earnings (loss) per share	$1.23	$0.38	$0.49	$1.72	$0.92
Weighted average diluted common shares	26,271	26,128	26,294	26,149	26,201

Other Data
Revenue by Region (000's)
North Sea	$51,098	$42,703	$41,757	$134,423	$124,796
Southeast Asia	18,782	16,636	17,633	45,156	46,899
Americas	51,922	52,009	42,477	150,459	122,491
Total	$121,802	$111,348	$101,867	$330,038	$294,186

Rates Per Day Worked
North Sea	$23,626	$20,974	$19,821	$21,559	$20,148
Southeast Asia	15,043	14,784	14,844	14,650	14,448
Americas	22,120	21,527	17,939	21,347	16,782
Total	$21,108	$19,932	$17,953	$20,135	$17,526

Overall Utilization
North Sea	92.0%	88.5%	93.1%	90.1%	91.3%
Southeast Asia	87.8%	79.7%	88.7%	72.7%	82.5%
Americas	89.6%	92.1%	82.7%	89.9%	82.2%
Total	90.0%	88.0%	87.6%	86.1%	85.3%

Average Owned Vessels
North Sea	25.6	25.0	24.0	25.2	24.0
Southeast Asia	16.0	16.0	15.0	16.0	14.8
Americas	28.7	29.0	30.8	28.9	32.6
Total	70.2	70.0	69.8	70.1	71.4

Drydock Days
North Sea	47	86	27	172	121
Southeast Asia	-	120	50	210	96
Americas	62	78	150	268	327
Total	109	284	227	650	544

Drydock Expenditures (000's)	$2,444	$9,174	$9,515	$20,178	$23,350

GulfMark Offshore, Inc.

Press Release

October 22, 2013

Summary Financial Data (unaudited)	As of, or Three Months Ended			As of, or Nine Months Ended
(dollars in thousands)	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
Balance Sheet Data
Cash and cash equivalents	$38,177	$72,701	$148,993	$38,177	$148,993
Working capital	117,863	151,305	210,825	117,863	210,825
Vessel and equipment, net	1,281,217	1,091,529	1,107,960	1,281,217	1,107,960
Construction in progress	172,531	258,157	117,693	172,531	117,693
Total assets	1,734,924	1,684,967	1,637,413	1,734,924	1,637,413
Long-term debt (1)	500,898	500,933	390,000	500,898	390,000
Stockholders’ equity	1,035,494	978,112	1,049,088	1,035,494	1,049,088
(1) Current portion of long-term debt included in working capital.

Cash Flow Data
Cash flow from operating activities	$45,583	$18,368	$21,188	$57,794	$65,165
Cash flow used in investing activities	(74,387)	(58,224)	(59,922)	(169,936)	(117,316)
Cash flow (used in) from financing activities	(6,377)	(6,292)	40,550	(33,007)	71,351

Forward Contract Cover - Remainder of Current Calendar Year
North Sea	77%		69%
Southeast Asia	66%		85%
Americas	76%		64%
Total	74%		70%

Forward Contract Cover - Next Full Calendar Year
North Sea	53%		55%
Southeast Asia	20%		27%
Americas	42%		25%
Total	42%		36%

Reconciliation of Non-GAAP Measures: Three Months Ended September 30, 2013
(dollars in millions, except per share data)	Operating Income	Interest Expense	Other Expense	Tax (Provision) Benefit	Net Income (Loss)	Diluted EPS
Before Special Items	$34.4	$(5.1)	$(0.6)	$(2.4)	$26.3	$1.00
Gain on Sale of Assets	6.0	-	-	-	6.0	0.23
Loss on Extinguishment of Debt	-	-	-	-	-	-
Previous CEO Retirement Compensation	-	-	-	-	-	-
Foreign Currency Loss	-	-	-	-	-	-
U.S. GAAP	$40.4	$(5.1)	$(0.6)	$(2.4)	$32.3	$1.23

Reconciliation of Non-GAAP Measures: Nine Months Ended September 30, 2013
(dollars in millions, except per share data)	Operating Income	Interest Expense	Other Expense	Tax (Provision) Benefit	Net Income (Loss)	Diluted EPS
Before Special Items	$62.9	$(16.7)	$(0.9)	$(4.5)	$40.7	$1.56
Gain on Sale of Assets	5.9	-	-	-	5.9	0.23
Loss on Extinguishment of Debt	-	-	-	-	-	-
Previous CEO Retirement Compensation	(2.4)	-	-	0.8	(1.6)	(0.06)
Foreign Currency Loss	-	-	-	-	-	-
U.S. GAAP	$66.4	$(16.7)	$(0.9)	$(3.7)	$45.0	$1.72

GulfMark Offshore, Inc.

Press Release

October 22, 2013

Vessel Count by Reporting Segment
	North Sea	Southeast Asia	Americas	Total
Owned Vessels as of July 22, 2013	26	16	29	71
Newbuild Deliveries/Additions	4	0	0	4
Sales & Dispositions	(2)	0	(1)	(3)
Intercompany Relocations	0	0	0	0
Owned Vessels as of October 22, 2013	28	16	28	72
Managed Vessels	7	0	0	7
Total Fleet as of October 22, 2013	35	16	28	79